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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------
                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A. Name: Variable Annuity Account A of American Foundation

B.  Address of Principal Business Office (No. & Street, City, State, Zip Code):

            2801 Highway 280 South
          Birmingham, Alabama 35223

C.  Telephone Number (including area code):

            (205) 879-9230

D. Name and address of agent for service of process:

            Steve M. Callaway, Esq.
          American Foundation Life Insurance Company
          2801 Highway 280 South
          Birmingham, Alabama 35223
          Copy to:
          Stephen E. Roth, Esq.
          Sutherland, Asbill & Brennan LLP
          1275 Pennsylvania Avenue, N.W.
          Washington, DC 20004-2404

E.  Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

            Yes /X/        No / /

    Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Birmingham, State of Alabama this 3rd day of December, 1997.

(SEAL)                      VARIABLE ANNUITY ACCOUNT A OF AMERICAN FOUNDATION
                           --------------------------------------------------
                                          (Name of Registrant)

                               By: AMERICAN FOUNDATION LIFE INSURANCE COMPANY
                           --------------------------------------------------
                                          (Name of Depositor)

ATTEST:

   /s/ DEBORAH J. LONG                  By: /s/ JERRY W. DEFOOR
-------------------------  --------------------------------------------------
     Deborah J. Long                        Jerry W. DeFoor

                 SECRETARY                      VICE PRESIDENT AND CONTROLLER
-------------------------  --------------------------------------------------
         (Title)                                (Title)

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